EXHIBIT 99.2

CIRCOR INTERNATIONAL, INC.
DOWNSTREAM HOLDING, LLC
Unaudited Pro Forma
Combined Condensed Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position or results of operations of CIRCOR International, Inc. (the “Company” or “CIRCOR”) or Downstream Holdings LLC, a Delaware limited liability company, (“Downstream”), actually would have been if the acquisition of Downstream by the Company had been completed as of and for the periods indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company after consummation of the acquisition.

Pro forma adjustments related to the unaudited pro forma condensed combined income statements give effect to certain events that are (i) directly attributable to the acquisition of Downstream by the Company pursuant to the Agreement and Plan of Merger dated October 12, 2016, by and among the Company, Downstream, Downstream Acquisition LLC and Sun Downstream LP (the "Merger Agreement"), (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. Pro forma adjustments related to the unaudited pro forma condensed combined balance sheet give effect to events that are directly attributable to the Downstream acquisition, and that are factually supportable regardless of whether they have a continuing impact or are non-recurring.

The unaudited pro forma condensed combined financial information is based on a number of other assumptions and estimates and is subject to a number of uncertainties relating to the Downstream acquisition and related matters, including, among other things, estimates, assumptions and uncertainties regarding (1) the estimated fair values of certain assets and liabilities acquired, which are sensitive to assumptions and market conditions, and (2) the amount of the intangible assets and goodwill that will arise from the acquisition.

Unaudited Pro Forma Condensed Combined Financial Information for CIRCOR International, Inc. and Downstream

The following unaudited pro forma condensed combined financial information has been prepared by the Company’s management and gives pro forma effect to the completion of the acquisition by the Company of all the membership interests of Downstream pursuant to the Merger Agreement for $210 million (the “Acquisition”).

Subsidiaries of Downstream, collectively referred to as Critical Flow Solutions ("CFS"), manufacture critical severe service equipment for refining operations. This acquisition diversifies CIRCOR’s revenue base by providing further penetration into the stable downstream refining market. CFS brings a portfolio of high technology valves and automation equipment for severe-service applications. Under its DeltaValve brand, CFS offers solutions for the delayed coking process in refineries, and under its TapcoEnpro brand, CFS provides solutions for the fluid catalytic cracking process in refineries. CFS has a total of approximately 200 employees at its Salt Lake City, Utah headquarters, Houston, Texas facilities and Barnsley, England service center.

The consideration payable by the Company pursuant to the terms of the Merger Agreement is $195 million, subject to (i) up to an additional $15 million payable pursuant to an earn-out relating to achievement of specified business performance targets by the acquired business in the twelve month period ended September 30, 2017, (ii) increase or decrease based on deviation, subject to certain limitations, from a working capital target, (iii) decrease for indebtedness and certain transactions expenses of Downstream, and (iv) increase for the amount of Downstream’s cash as of the closing. The total consideration paid at closing on October 13, 2016 was approximately $198 million in cash, net of cash acquired and including amounts paid at closing for estimated adjustments for Downstream’s working capital, the repayment of Downstream’s outstanding indebtedness and payment of certain transaction expenses. The Company funded the purchase price and payments at closing from borrowings under the Company’s existing credit agreement.

The following unaudited combined condensed pro forma balance sheet as of July 3, 2016 is based on the individual balance sheets of CIRCOR as of July 3, 2016 and Downstream as of June 30, 2016 and prepared as if the acquisition of Downstream had occurred on July 3, 2016. The unaudited pro forma combined condensed statement of operations of CIRCOR and Downstream for the year ended December 31, 2015 is presented as if the acquisition had taken place on January 1, 2015 and combines the historical results of operations of CIRCOR for the year ended December 31, 2015 with the historical results of operations of Downstream for the twelve months ended March 31, 2016. The twelve months ended March 31, 2016 for Downstream were derived by combining the interim period for the three months ended June 30, 2015 with Downstream's fiscal year ended June 30, 2016 and deducting the interim period for the three months ended June 30, 2016.

The unaudited pro forma combined condensed statement of operations of CIRCOR and Downstream for the interim period six months ended July 3, 2016 is presented as if the acquisition had taken place on January 1, 2015.

The unaudited pro forma combined condensed consolidated financial statements and related notes thereto should be read in conjunction with CIRCOR’s historical consolidated financial statements included in its filings with the Securities and Exchange Commission (the “SEC”) of the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Quarterly Reports on Form 10-Q filed for the quarterly period ended July 3, 2016, and for the quarterly period ended October 2, 2016. In addition, this unaudited combined condensed pro forma information should be read in conjunction with the historical consolidated financial statements of Downstream included within this Amendment No. 1 to Current Report on Form 8-K.

The Acquisition is treated as a business combination, in accordance with ASC 805, Business Combinations (“ASC 805”). Accordingly, CIRCOR calculated the fair value of the net assets acquired and consideration transferred. The consideration exceeded the fair value of net assets acquired resulting in CIRCOR recording goodwill equal to the excess consideration. In the unaudited pro forma condensed combined balance sheet, the consideration transferred by the Company to acquire Downstream has been allocated to the assets acquired and liabilities assumed based upon the Company’s preliminary estimate of their respective fair values as of the date of the Acquisition.

Final fair value allocations have not been completed and will continue to be refined based upon certain valuations and other studies after the closing date of the Acquisition. Accordingly, the pro forma adjustments relating to the purchase price allocation are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value and changes in the acquired working capital. Thus, the final purchase price allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information.  The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on the assets acquired.

The unaudited pro forma combined condensed financial information conforms Downstream’s accounting policies to those of CIRCOR. Downstream’s financial information is prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Based on CIRCOR’s review of the summary of significant accounting policies disclosed in the financial statements of Downstream, the Company identified that Downstream will be converted to the first in, first out method of inventory costing. Downstream has historically used the last in, last out method. The adjustments from this change are diminimis. A further detailed review is currently being performed however, the Company has not currently identified any other adjustments.

As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined income statements do not include the impacts of any revenue, cost or other operating synergies that may have resulted or may result in the future from the Acquisition. Therefore, certain revenue and expense amounts will likely be different, both in total and as a percent of overall revenue and expense, in future periods even if the Company were to continue the exact same pricing, service scope, and customer levels as in the past.

Unaudited Pro Forma Combined Condensed Balance Sheet
(in thousands)

	Historical
	July 3, 2016 CIRCOR	June 30, 2016 Downstream (a)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$72,970	$4,889	$(9,889)	(b)	$67,970
Trade accounts receivable	115,327	27,386	—		142,713
Unbilled receivable	—	14,281	—		14,281
Inventories	162,347	14,706	2,477	(d)	179,530
Prepaid expenses and other current assets	21,522	1,120	—		22,642
Total Current Assets	372,166	62,382	(7,412)		427,136
PROPERTY, PLANT AND EQUIPMENT, NET	81,973	15,164	—		97,137
OTHER ASSETS:
Goodwill	117,138	—	122,841	(e)	239,979
Intangibles, net	43,688	7,238	91,612	(e)	142,538
Deferred income taxes	36,328	—	—		36,328
Other assets	6,183	288	—		6,471
TOTAL ASSETS	$657,476	$85,072	$207,041		$949,589
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$45,987	$7,995	$—		$53,982
Accrued expenses and other current liabilities	39,945	6,616	—		46,561
Accrued compensation and benefits	19,121	—	—		19,121
Income taxes payable	9,174	7,815	—		16,989
Deferred revenue	—	6,670	—		6,670
Revolver	—	6,162	(6,162)	(c)	—
Current portion long-term debt	—	1,433	(1,433)	(c)	—
Total Current Liabilities	114,227	36,691	(7,595)		143,323
LONG-TERM DEBT	97,600	25,132	179,868	(c), (f)	302,600
DEFERRED INCOME TAXES	9,927	9,145	33,872	(g)	52,944
OTHER NON-CURRENT LIABILITIES	24,355	—	15,000	(h)	39,355
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—	—		—
Common stock, $0.01 par value; 29,000,000 shares authorized; 16,423,059 shares issued and outstanding at July 3, 2016	178	—	—		178
Additional paid-in capital	286,601	11,825	(11,825)	(i)	286,601
Retained earnings	264,375	2,893	(2,893)	(i)	264,375
Common treasury stock, at cost (1,381,784 shares at July 3, 2016 and December 31, 2015)	(74,972)	—	—		(74,972)
Accumulated other comprehensive loss, net of tax	(64,815)	(614)	614	(i)	(64,815)
Total Shareholders’ Equity	411,367	14,104	(14,104)		411,367
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$657,476	$85,072	$207,041		$949,589

Unaudited Six Months Ended July 3, 2016 Pro Forma Combined Condensed Statement of Operations
(in thousands, except per share data)

	Six Months Ended
	July 3, 2016 CIRCOR	June 30, 2016 Downstream (a)	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$297,190	$62,167	$—		$359,357
Cost of revenues	205,526	38,198	4,493	(j)	248,217
GROSS PROFIT	91,664	23,969	(4,493)		111,140
Selling, general and administrative expenses	74,289	15,455	1,905	(k)	91,649
Special charges, net	6,533	—	—		6,533
OPERATING INCOME	10,842	8,514	(6,398)		12,958
Other expense (income):
Interest expense, net	1,236	1,353	569	(l)	3,158
Other income, net	(1,077)	(61)	—		(1,138)
TOTAL OTHER EXPENSE, NET	159	1,292	569		2,020
INCOME BEFORE INCOME TAXES	10,683	7,222	(6,967)		10,939
Provision for income taxes	2,998	2,146	(2,508)	(m)	2,636
NET INCOME	$7,685	$5,076	$(4,459)		8,302
Earnings per common share:
Basic	$0.47				$0.51
Diluted	$0.46				$0.50	(n)
Weighted average number of common shares outstanding:
Basic	16,403				16,403
Diluted	16,538				16,538
Dividends per common share	0.0750				0.0750

Unaudited Pro Forma Combined Condensed Statement of Operations
(in thousands, except per share data)

	Twelve Months Ended
	December 31, 2015 CIRCOR	March 31, 2016 Downstream (a)	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$656,267	$116,477	$—		$772,744
Cost of revenues	456,935	78,579	6,509	(j)	542,023
GROSS PROFIT	199,332	37,898	(6,509)		230,721
Selling, general and administrative expenses	156,302	28,057	3,810	(k)	188,169
Impairment charges	2,502	—	—		2,502
Special charges, net	14,354	—	—		14,354
OPERATING INCOME	26,174	9,841	(10,319)		25,696
Other expense (income):
Interest expense, net	2,844	1,618	2,226	(l)	6,688
(Gain) on bargain purchase	—	(46,372)	—		(46,372)
Other income, net	902	(98)	—		804
TOTAL OTHER EXPENSE, NET	3,746	(44,852)	2,226		(38,880)
INCOME BEFORE INCOME TAXES	22,428	54,693	(12,545)		64,576
Provision for income taxes	12,565	15,056	(4,286)	(m)	23,335
NET INCOME	$9,863	$39,637	$(8,259)		41,241
Earnings per common share:
Basic	$0.59				$2.45
Diluted	$0.58				$2.44	(n)
Weighted average number of common shares outstanding:
Basic	16,850				16,850
Diluted	16,913				16,913
Dividends per common share	0.15				0.15

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(amounts in thousand except per share data)

(a)
The historical presentation of Downstream was conformed to the presentation used in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations.

(b)	Seller retained cash balances. Adjustment eliminates Downstream’s cash balances and reflects $5,000 related to preliminary working capital adjustments to the purchase price.

(c)	Downstream’s pre-acquisition debt was retired by the Seller at closing. Adjustment eliminates Downstream’s debt balances.

(d)	Adjustment reflects a step up in inventory value ($2,477) based on the Company’s preliminary assessment of the fair value of assets acquired and liabilities assumed.

(e)
Adjustment reflects the elimination of Downstream’s existing intangible values and recording the acquired intangible assets and goodwill based on the Company’s preliminary assessment of the fair value of assets acquired and liabilities assumed. The consideration is allocated to Downstream’s fair value of net assets acquired with the excess consideration allocated to goodwill. The table below represents a preliminary allocation of the consideration based on management’s preliminary estimates of the acquisition date fair values:

Consideration		$210,000

Accounts Receivable		27,386
Unbilled Receivable		14,281
Inventory		17,183
Prepaid & Other Assets		1,120
Property, Plant & Equipment		15,164
Identifiable Intangible Assets		98,850
Other Assets		288
Goodwill		122,841
Accounts Payable		(7,995)
Accrued and Other Expenses		(6,616)
Income Taxes Payable		(7,815)
Deferred Revenue		(6,670)
Deferred Income Taxes		(43,017)
Contingent Consideration		(15,000)
		$210,000

The identified intangible assets and their related lives are:

		Life
Identified Intangibles
Existing Technology	$29,500	11
Customer Relationships	57,150	15
Trademarks (indefinite lived)	10,850	n/a
Aftermarket backlog	1,350	1
Total	$98,850

(f)
The Company borrowed $205,000 under its existing credit facilities to fund the acquisition. Adjustment reflects the additional borrowings. Borrowings under this facility bear interest at variable rates which reset every 30 to 180 days. Borrowings at the time of the Acquisition were at 1.8%. A change in interest rates of 1/8% would result in $256 and $128 additional interest expense for a 12 month and 6 month period, respectively.

(g)
Adjustment reflects the establishment of a deferred tax liability relating to the increase in the fair value of assets and liabilities acquired compared to their book value using a 36% expected statutory rate.

(h)
Adjustment to record liability for $15,000 of contingent consideration assuming the achievement of specified business performance targets, primarily achieving certain order levels, by the acquired business in the twelve month period ending September 30, 2017. This consideration may range from zero to $15,000 depending on performance, and is subject to fair value adjustments which have not yet been determined.

(i)	Adjustment to eliminate the historical equity accounts of Downstream.

(j)	Reflects the following adjustments to cost of revenue

	6 Months	Full Year
Amortization of intangible assets	$2,016	$4,032
Amortization of inventory step-up	2,477	2,477
	$4,493	$6,509
The intangible amortization in cost of revenue relates to amortization of the Technology and Aftermarket backlog asset. Amortization expense in these pro formas has been reflected on a straight-line basis. We will likely amortize these amounts based on a weighted method which may have the effect of accelerating amortization relative to the straight-line method.

(k)
Adjustment reflects amortization of the Customer Relationships intangible asset. Amortization expense in these pro formas has been reflected on a straight-line basis. We will likely amortize these amounts based on a weighted method which may have the effect of accelerating amortization relative to the straight-line method.

(l)
Adjustment reflects removal of Downstream’s existing interest expense (as the debt was paid off - see note c) and the addition of interest expense on the Company’s $205,000 borrowings related to the transaction. Borrowings at the time of the Acquisition were at 1.8%. A change in interest rates of 1/8% would result in $256 and $128 additional interest expense for a 12 month and 6 month period, respectively.

(m)
Adjustment to tax provision to reflect tax impact on the adjustments to the statements of operations noted above at an estimated statutory rate of 36%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had CIRCOR and downstream filed consolidated tax returns during the periods presented.

(n)	Earnings per share is calculated based on pro forma adjustments and not necessarily indicative of future performance.